Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Hilcorp’s 2020 Capital Plan

HOUSTON, Texas, February 24, 2020 – The San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”) announced today that the operator of the Trust’s Subject Interests, Hilcorp Energy Company (“Hilcorp”), has provided the Trust with Hilcorp’s 2020 capital project plan for the Subject Interests (the “2020 Plan”). Hilcorp has estimated its 2020 capital expenditures for the Subject Interests to be $0.3 million.

The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties owned by Hilcorp San Juan L.P. (the “Subject Interests”) located in the San Juan Basin, and more particularly in the San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico.

Hilcorp informed the Trust that its 2020 Plan includes $0.3 million for facility projects primarily related to natural gas compression. Due to the current low prices for natural gas, Hilcorp has not planned to conduct any new drill projects or recompletions within the Subject Interests in 2020. However, Hilcorp advised the Trust that the 2020 Plan is subject to revision depending upon changes in prices of natural gas.

As previously reported, actual capital expenditures by Hilcorp during their 2019 accounting period (which corresponds to the Trust’s distribution months of March 2019 through February 2020), totaled approximately $7.7 million. Hilcorp allocated approximately $2.4 million of the 2019 capital expenditures towards drilling and completing one Fruitland Coal horizontal well, $5.0 million towards seventeen well recompletions and workovers, and $0.3 million on facility projects.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
Joshua R. Peterson, Senior Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936 Website: www.sjbrt.com e-mail: sjt.us@bbva.com

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” “subject to,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and natural gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.